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                                                                EXHIBIT 3.1(c)



                  CERTIFICATE OF AMENDMENT TO THE CERTIFICATE
                       OF INCORPORATION BEFORE PAYMENT OF
                            ANY PART OF THE CAPITAL
                                       OF
                 WIRELESS BROADCASTING SYSTEMS OF AMERICA, INC.

                                   *  *  *  *



         It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Wireless Broadcasting Systems of America, Inc.

2.       The corporation has not received any payment for any of its stock.

3. The Certificate of Incorporation of the Corporation is hereby amended by striking out the Fourth Article thereof and by substituting in lieu of said Article the following new Fourth Article:

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares of common stock with a par value of $0.01 per share.

4. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the written consent of the Sole Incorporator, there being no directors named in the Corporation's Certificate of Incorporation nor elected at this time.


DATED AS OF: February 18, 1994





                                       /s/  Heidi L. Shales
                                       ---------------------------------
                                            Heidi L. Shales, Sole
                                            Incorporator